Exhibit 17.1

RESIGNATION

I, George Metrakos, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and a director of GMS Capital Corp., a Florida corporation, (“Company”) hereby tender and submit my resignation as the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company, such resignation to be effective immediately.  Such resignation is not the result of any disagreement with the policies, practices or procedures of the Company.

/s/ George Metrakos                                                                                     March 13, 2012
George Metrakos